Exhibit 99.1

AMRI Announces Agreement with Teva Pharmaceuticals and Barr Laboratories to Settle Litigation in ALLEGRA® and ALLEGRA®D-12 U.S. Patent Dispute
Litigation Against Additional Generic Manufacturers to Proceed

Albany, NY (November 19, 2008) -- Albany Molecular Research, Inc. (NASDAQ: AMRI) and its wholly owned subsidiary, AMR Technology, Inc., announced that a settlement regarding U.S. patent infringement litigation involving ALLEGRA® and ALLEGRA®D-12 has been reached among them, Aventis Pharmaceuticals, Inc., sanofi-aventis U.S. LLC, Teva Pharmaceuticals, USA, Inc. and Barr Laboratories, Inc.  The settlement agreement and related licensing arrangements are subject to review by the Federal Trade Commission and U.S. state Attorneys General.

As part of the settlement, AMRI has entered into an amendment to its licensing agreement with sanofi-aventis U.S. LLC to allow sanofi-aventis U.S. LLC to sublicense patents related to ALLEGRA® and ALLEGRA®D-12 to Teva Pharmaceuticals, USA, Inc. and Barr Laboratories, Inc. in the United States.  AMRI will receive an upfront sublicense fee from sanofi-aventis U.S. LLC of $10 million.

Sanofi-aventis U.S. LLC will also provide royalties to AMRI on the sale of products containing fexofenadine hydrochloride (the generic name for the active ingredient in ALLEGRA® ) and products containing fexofenadine hydrochloride and pseudoephedrine hydrochloride (generic ALLEGRA®D-12) by Teva Pharmaceuticals, USA, Inc. and Barr Laboratories, Inc. through 2015, along with additional considerations.

AMRI will continue to receive royalties from sanofi-aventis U.S. LLC for the sale of products containing ALLEGRA®, ALLEGRA®D-12 and authorized generics for the remaining term of the patents.  Royalties for the sale of products containing ALLEGRA® outside of the United States were not part of this litigation and will continue to be unaffected.

“This agreement to settle the patent litigation diversifies the number of products from which AMRI will receive royalty payments, removes uncertainty related to an at-risk launch of a generic version of ALLEGRA®D-12, and affirms the validity of our patents,” said AMRI Chairman, President and CEO Thomas E. D'Ambra.

Litigation will continue for patent infringement related to ALLEGRA®, ALLEGRA®D-12, and ALLEGRA®D-24 for other generic drug manufacturers in the United States and other jurisdictions.

In March 2004, AMRI joined Aventis Pharmaceuticals, Inc. in filing lawsuits pertaining to AMRI’s fexofenadine-related patents. Aventis Pharmaceuticals, Inc. originally filed patent infringement actions in the United States District Court for the District of New Jersey against several generic pharmaceutical manufacturers in 2001 based on patents relating to sanofi-aventis U.S. LLC’s ALLEGRA® and ALLEGRA®D-12 products.

Conference Call

The company will hold a conference call at 10:00 a.m. EST on November 19, 2008 to discuss the agreement. During the conference call, the company may discuss information not previously disclosed to the public.

Individuals interested in listening to the conference call should dial 888-299-4099 (toll-free in the U.S.), 866-682-1172 (toll-free in Canada) or 302-709-8337 (toll call for international calls) at 9:45 EST and provide conference code VD38012. In addition, the call is being webcast on the Internet and can be accessed on the company’s website at www.amriglobal.com.

Conference call materials, including a slide presentation, are also available on the company’s website at www.amriglobal.com and should be accessed prior to the start of the conference call.

Replays of the call will be available for seven days following the call beginning at noon EST on November 19, 2008. To access the replay by telephone, call 800-355-2355 (for domestic calls) or 402-220-2946 (for international calls) and use passcode 38012#. In addition, replays of the call will be available for three months on the company’s website at www.amriglobal.com.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements may be identified by forward-looking words such as "may," "could," "should," "would," "will," "intend," "expect," "anticipate," "believe" and "continue" or similar words. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing of chemical research and development, the company's ability to enforce its intellectual property and technology rights, the risks posed by international operations to the company, and the company's ability to effectively manage its growth as well as those factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 17, 2008 and the company's other SEC filings. The company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.

Contacts:

Media – Andrea Schulz, AMRI Corporate Communications, 518-512-2226
Investors – Peter Jerome, AMRI Director of Investor Relations, 518-512-2220